BOARD OF DIRECTORS (the “Board”)
GOLFSMITH INTERNATIONAL HOLDINGS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Annual Retainers
Except as otherwise provided herein, Golfsmith International Holdings, Inc. (the “Company”) shall pay non-employee directors ( for the purpose of this Non-Employee Directors Compensation Plan, “Non-Employee Directors” shall mean those individuals who are neither employees of the Company or First Atlantic Capital, Ltd.) the following annual retainers in equal quarterly amounts.

Director	$36,000
Audit Committee Chairperson	$15,000
Compensation Committee Chairperson	$5,000
Nominating Committee Chairperson	$5,000

The Company shall pay the Non-Executive Chairman of the Board, if any, an annual retainer of $135,000 in equal quarterly installments for his service as Chairman, on committees, in all meetings, and for all other services.

Meeting and Other Fees

Board of Directors meeting	$1,500
Committee meeting	$1,000
Other meetings or Board service (as approved by the Chairman of the Board)	$1,500

The Non-Executive Chairman shall not be entitled to meeting and other fees.

Deferred Stock Units

Annual DSU Grant: The Company shall grant each Non-Employee Director other than the Non-Executive Chairman of the Board, at the Annual Shareholder’s Meeting or as soon as permitted by applicable insider trading policies, a number of deferred stock units (“DSU”) worth the equivalent of US $40,000 at the then current stock price. The Company shall, upon the same schedule, grant the Non-Executive Chairman of the Board a number of DSUs worth the equivalent of $100,000 at the then current stock price. DSUs will be payable and exercisable only upon termination from Board Service.

Fee Deferral: Directors may defer all or part of their cash fees into DSUs which will be payable in Company shares to the Director only upon termination from Board Service.

Expense Reimbursement

The Company shall reimburse Non-Employee Directors for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings and other Board service.

Fees Pro-rated Based Upon Annual Shareholder’s Meeting

Director nominations shall generally be completed at the Annual Shareholder’s Meeting (each, an “ASM”). To the extent a director is nominated at a time other than the ASM, any DSU or Annual Retainer will be prorated following the most recent applicable ASM.